Exhibit 10.35

September 4, 2025 Akiko Okuma

Dear Akiko,

Following are the updated terms associated with your position at V Opco, LLC.

Effective Date: September 8, 2025

Base Compensation: Your annual base salary will be $475,000. You will be paid on a bi-weekly basis (26 pay periods per year). This position is classified as exempt. As such, you are not eligible for overtime pay for hours worked over 40 in a week

Short-Term Incentive: You will continue to be eligible to participate in the Company’s Discretionary Annual Short-Term Incentive Plan (the “STI Plan”). The STI Plan year is the same as Vince’s fiscal year. The target bonus opportunity while in this role under this discretionary plan is 70% of your annual base salary, based upon annual performance targets established each fiscal year as approved by the Board.

Anticipated timing of payout under the STI Plan, if approved, is Spring of the following year in which the bonus was achieved. Any bonus earned for Fiscal Year 2025 be prorated based on your prior target percentage at the start of the year and your new target percentage based on your effective date(only if promo is off cycle from performance review) You must be an active employee of the company when this is paid out in order to receive any bonus earned.

We are confident that you will continue to make significant contributions to V Opco LLC and Vince, and we look forward to your continued success!

All other terms and conditions of your employment apply, as stated in your original offer letter. The employment relationship remains at-will, meaning both you and the Company have the right to terminate your employment at any time, for any reason, with or without cause, and without prior notice.

If you agree to the employment terms listed, please sign this letter, and return it via email to Lee Meiner on the HR Team at [EMAIL].

Sincerely,

/s/ Brendan Hoffman

09.08.25

Brendan Hoffman Date

Chief Executive Officer

/s/ Lee Meiner 9/8/2025

Lee Meiner Date

Chief People Officer

I agree to the terms of the offer as outlined above.

/s/ Akiko Okuma 9/8/2025

Akiko Okuma Date